Exhibit 99.1

Schlumberger Russia Update

PARIS, August 12, 2014 – Based on a high demand for additional information regarding its business in Russia, Schlumberger Limited (NYSE:SLB) provided the following third-quarter update today:

In the past week, both the United States and the European Union (EU) have announced economic sanctions and restrictions relating to Russia that is affecting its energy, defense and banking sectors. Schlumberger continues to monitor these events closely to ensure that our activities and actions are in full compliance with applicable regulations.

The sanctions are placing some restrictions on the engagement of certain people and equipment in our Russian operations which in the short term will have an impact on operational efficiency and costs in Russia. The financial impact of the sanctions in the third quarter is limited, and is currently estimated to be up to $0.03 of earnings per share.

Schlumberger remains confident that we can support our clients in Russia without material disruption and operations are therefore being adjusted as necessary in response to the US and EU measures, while we continue to work closely with our Russian customers.

This press release contains forward-looking statements within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding the third quarter. These statements are subject to risks and uncertainties, including, but not limited to, global economic conditions; general economic, political and business conditions in key regions of the world, including in Russia and the Ukraine; operational delays; production declines; changes in government regulations and regulatory requirements, including those related to sanctions; and other risks and uncertainties detailed in our most recent Form 10-K and other filings that we make with the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

About Schlumberger

Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing approximately 126,000 people representing over 140 nationalities and working in more than 85 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.

Schlumberger Limited has principal offices in Paris, Houston, London and The Hague, and reported revenues from continuing operations of $45.27 billion in 2013. For more information, visit www.slb.com.

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For further information, contact

Investors

Simon Farrant – Schlumberger Limited, Vice President Investor Relations

Joy V. Domingo – Schlumberger Limited, Manager of Investor Relations

Office +1 (713) 375 3535

investor-relations@slb.com

Media

Joao Felix – Schlumberger Limited, Director of External Communications

Office +1 (713) 375 3494

jpfelix@slb.com